Exhibit 99.1

USA TECHNOLOGIES NAMES SCOTT STEWART AS NEW CHIEF ACCOUNTING OFFICER

MALVERN, Pa -- September 18, 2020 -- USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced the appointment of Scott Stewart as the Company’s new chief accounting officer (CAO), effective immediately. Mr. Stewart will lead the Company’s accounting operations, financial reporting, internal control processes and financial systems.

Mr. Stewart joins the Company after 13 years with the Intercontinental Exchange (ICE), which operates global exchanges such as the New York Stock Exchange (NYSE), and clearing houses across the globe. During his time at ICE, he served in various positions, most recently as Assistant Controller, where his responsibilities included managing and overseeing the production of external financial statements, implementation of new accounting standards, maintaining corporate controls, ensuring SOX compliance across all accounting processes, and working closely with the company’s Board and Audit Committee. Following ICE’s acquisition of NYSE, Mr. Stewart supervised the integration of NYSE’s accounting function into ICE’s accounting group, including the transition of employees, consolidation of job functions, roles and responsibilities and moving the NYSE accounting function from New York to Atlanta.

A graduate of Clemson University in South Carolina, Mr. Stewart holds both a Bachelor of Science in Accounting and Master of Professional Accountancy. He is also a certified public accountant.

“Scott is a highly accomplished accounting professional and brings strong knowledge of financial reporting requirements and internal controls to the Company’s finance organization,” said Wayne Jackson, chief financial officer, USA Technologies. “His extensive public Company experience, combined with strong financial acumen and leadership skills will be significant assets as we continue to position the Company for growth.”

Mr. Stewart will be based in the Company’s Atlanta office and report to Chief Financial Officer, Wayne Jackson.  USAT’s current CAO, Glen Goold will stay with the Company to assist in the transition of his responsibilities.

Wayne Jackson continued, “We appreciate all of Glen’s contributions to the Company and wish him well in his future endeavors.”

About USA Technologies
USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The Company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

-G --USAT

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Media and Investor Relations Contact:
Alicia V. Nieva-Woodgate
USA Technologies
+1 720.445.4220
anievawoodgate@usatech.com

Investor Relations:
ICR, Inc.
USATechIR@icrinc.com